Exhibit 10.1

SKYX PLATFORMS CORP.

EXECUTIVE EMPLOYMENT AGREEMENT

Employee: Leonard J. Sokolow

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of the date indicated on the signature page as the “Start Date”, by and between SKYX Platforms Corp., a Florida corporation (the “Company”), and the “Employee” identified above and on the signature page hereto.

WHEREAS, the Company desires to employ the Employee to perform the position and duties set forth in Section 3, and the parties desire to enter into this Agreement with respect to such employment.

NOW, THEREFORE, in consideration of mutual promises and covenants herein contained, the parties hereto intending to become legally bound agree as follows:

1. Employment. The Company hereby agrees to employ the Employee and the Employee hereby agrees to be employed by the Company effective as of the “Start Date” set forth on the signature page hereto, upon the terms and conditions hereinafter set forth.

2. Term of Employment. The term of this Agreement shall start on the Start Date and continue for the “Term” as set forth in Section 3.4., as may be extended in writing by the parties or pursuant to the terms of this Agreement unless earlier terminated in accordance with this Agreement.

3. Duties, Services, Travel, and Term.

3.1 Title and Duties. The Employee’s job title shall be Co-CEO of the Company indicated on the signature page as the “Job Title”. The Employee will perform the duties requested by the Company that are reasonable and that are customarily performed by a person holding a similar position in the industry or business of the Company. The Company may make changes to the job title or duties of the Employee at the Company’s sole discretion.

3.2 Time. Except as provided below, the Employee shall devote his full business time and attention to the business of the Company and to the promotion of the Company’s best interest, subject to vacations, holidays, and normal illnesses pursuant to the Company’s policies in place from time to time. The Employee shall at all times comply with all policies and procedures of the Company applicable to the Employee, as the same are in effect from time to time, including but not limited to the Company’s Code of Business Conduct and Ethics. Provided such activities do not unreasonably interfere with his duties under this Agreement, the Employee shall be permitted to: (i) be a board member and/or an advisory board member of unrelated third-party companies not competitive with the Company; (ii) maintain his SEC registration/licenses with a broker-dealer; and/or (iii) continue to serve as a manager/member of a special purpose vehicle (SPV) for investments that are not competitive with the Company.

3.3 Travel. The Employee shall undertake such travel as may be necessary and desirable to promote the business and affairs of the Company, consistent with the Employee’s position and duties with the Company.

3.4 Term. The Term of this Agreement shall commence on the Start Date and shall continue in effect for a period of three (3) years. At the end of such three (3) year period, the Term of this Agreement shall be automatically renewed annually for an additional one (1) year unless terminated by either party providing at least thirty (30) days written notice prior to the end of the then Term.

4. Compensation.

4.1 Payment. Subject to all the terms and provisions hereof, in exchange for the Employee’s performance hereunder, the Company shall pay to the Employee the compensation described on the attached Exhibit A (the “Compensation”).

4.2 Reimbursement of Expenses. Upon the submission of proper substantiation by the Employee, and subject to such rules and guidelines as the Company may from time to time adopt with respect to the reimbursement of expenses to consultants, the Company shall reimburse the Employee for all reasonable expenses approved in advance in writing by the Company actually paid or incurred by the Employee during the Term in the course of and pursuant to performing the Services. The Employee shall account to the Company in writing for all expenses for which reimbursement is sought and shall supply to the Company copies of all relevant invoices, receipts or other evidence reasonably requested by the Company.

4.3 Vacation. The Employee shall be entitled to vacation of up to four (4) weeks per calendar year, pursuant to the applicable Company policy. All vacations shall be in addition to recognized national holidays. During all vacations, the Employee’s compensation and other benefits as stated herein shall continue to be paid in full. Such vacations shall be taken only at times convenient for the Company, as approved by the Employee Chairman.

4.4 Company Benefit Programs. In addition to the compensation and to the rights provided for elsewhere in this Agreement, the Employee shall be entitled to participate in each plan of the Company now or hereafter adopted and in effect from time to time for the benefit of executive employees of the Company, to the extent permitted by such plans and by applicable law. Nothing in this Agreement shall limit the Company’s right to amend, modify and/or terminate any benefit plan, policies or programs at any time for any reason.

4.5 Other Renumeration. The Employee understands and agrees that any additional remuneration paid to the Employee in the form of bonuses or other similar incentive remuneration will rest in the sole discretion of the Company and that the Employee will not earn or accrue any right to incentive remuneration by reason of this Agreement.

5. Restrictive Covenants and Need for Protection. Employee acknowledges that, because of his position with the Company, Employee has or will develop knowledge of the affairs of the Company and its subsidiaries and their relationships with dealers, distributors and customers such that Employee could do serious damage to the financial welfare of the Company and/or its subsidiaries should Employee compete or assist others in competing with the business of the Company and/or its subsidiaries. Consequently, and in consideration the benefits Employee is to receive under this Agreement, and for other good and valuable consideration, the receipt of which Employee hereby acknowledges, the Employee agrees as follows:

5.1 Confidential Information.

5.1.1 “Confidential Information” means all information and know-how, regardless of whether in writing, relating to the business, technical, financial or other affairs of the Company or its representatives, customers, potential customers, suppliers or potential suppliers that the Company delivers or otherwise makes available to the Employee or that has or may come into the possession of the Employee, including, without limitation, any invention, method, technique, project, development, plan, vendor information, customer information, equipment, trade secret, process, research, reports, financial data, technical data, computer program, software, software code, software documentation, hardware design, technology, marketing or business plan, forecast, financial statement, budget, price, cost or personnel data.

5.1.2 Obligations. The Employee shall keep confidential the Confidential Information and (1) shall use at least the same degree of care in safeguarding the Confidential Information as it uses for its own confidential or like information, but in no event less than a reasonable degree of care; (2) shall use such Confidential Information only for the purposes contemplated by the parties upon entering into this Agreement; (3) may not reverse engineer, disassemble, decompile, unencrypt, extract or copy the Confidential Information; (4) may not, directly or indirectly (including in the conduct of its business), use, or permit to be used, the Confidential Information to the Company’s detriment.

5.1.3 Limited Use; Destruction. All Confidential Information contained in files, letters, memoranda, reports, records, data, sketches, drawings, program listings, or other written, photographic or other tangible material that the Employee creates or that comes into its custody or possession, may be used by the Employee only for the purposes contemplated by the parties upon entering into this Agreement. Within thirty (30) days of any written request of the Company, the Employee shall destroy all of its copies of such Confidential Information or return the same to Company and, in either case, certify to the Company its compliance with the terms of this provision. After such destruction or return thereof, the Employee shall not retain any copies thereof or any such tangible property.

5.1.4 Limited Release. The Employee may release Confidential Information to its attorneys or the courts in prosecuting or defending any claim under this Agreement or pursuant to an order of a court or government agency, provided, however, that in the case of release pursuant to this section, the Employee shall limit the release to the greatest extent reasonably possible under the circumstances and shall have provided to the Company sufficient advance notice to permit the Company to seek a protective order or other order protecting its Confidential Information from being so disclosed.

5.1.5 SEC Disclosure. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be interpreted to prohibit reporting of violations directly to the Securities and Exchange Commission or any other governmental or regulatory agency.

5.2 Company’s Property. The Employee acknowledges that any discovery, concept or idea, whether patentable or not, including, but not limited to, any apparatus, process, method, technique or formula, as well as improvements thereof or know-how related thereto, relating to any present or prospective activities of the Company and its affiliates (each, an “Invention”) made or conceived of by the Employee, either solely or jointly with others, for so long as this Agreement is in effect and for a period of one (1) year thereafter, if such Inventions were conceived of for the Company’s purposes, or have the effect of competing with the Company’s business, shall be the sole and exclusive property of the Company.

5.3 Intellectual Property Assignment. The Employee hereby, without royalty or any other additional consideration, (1) assigns to the Company all of the Employee’s right, title and interest in and to the Inventions, any applications for United States and foreign letters patent, any continuations, divisions, continuations-in-part, reissues, extensions or additions thereof filed for upon the Inventions and any United States and foreign letters patent, (2) covenants to assign to the Company all future Inventions, applications, continuations, divisions, continuations-in-part, reissues, extensions or additions pursuant to this Agreement, (3) covenants to inform the Company promptly and fully of the Inventions by written reports, setting forth in detail a description, the operation and the results achieved, (4) covenants to assist the Company or its designees, at the Company’s expense, to obtain, maintain and enforce such United States and foreign letters patent for the Inventions as the Company may elect in its sole discretion and (5) covenants to execute, acknowledge, and deliver to the Company, at the Company’s expense, any written documents and instruments, and do any other acts, as may be necessary in the Company’s reasonable opinion to obtain, maintain or enforce the United States and foreign letters patent upon the Inventions and to vest in the Company the entire right and title in, and to confirm the Company’s complete ownership of, the Inventions.

5.4 Inventions and Discoveries. The Employee hereby sells, transfers and assigns to the Company or to any person or entity designated by the Company, all of Employee’s right, title and interest in and to all inventions, ideas, disclosures and improvements, whether patented or unpatented, and copyrightable material made or conceived by the Employee, solely or jointly, during the term hereof which relate to the products and services provided by the Company or any of its subsidiaries or which otherwise relate or pertain to the business, functions or operations of the Company or any of its subsidiaries. The Employee agrees to communicate promptly and to disclose to the Company in such form as the Employee may be required to do so, all information, details and data pertaining to such inventions, ideas, disclosures and improvements and to execute and deliver to the Company such formal transfers and assignments and such other papers and documents as may be required of the Employee to permit the Company or any person or entity designated by the Company to file and prosecute the patent applications, and, as to copyrightable material, to obtain copyrights thereof.

5.5 Covenant Not to Compete. During the Term, and for a period of two (2) years thereafter if Employee’s employment is terminated for Cause pursuant to Section 8.2 or if Employee resigns employment without Good Reason pursuant to Section 8.2, the Employee agrees that Employee will not participate in or finance, directly or indirectly, for Employee or on behalf of any third party, anywhere in the world, as principal, agent, employee, employer, consultant, investor or partner, or assist in the management of, or own any stock or any other ownership interest in, any business that is materially competitive with the business of the Company and/or any of its subsidiaries, as conducted at any time during the twelve-month period prior to Employee’s termination of employment. Notwithstanding the foregoing, the ownership of not more than two percent (2%) of the outstanding securities of any company listed on any public exchange or regularly traded in the over-the-counter market, provided that the Employee’s involvement with any such company is solely that of a passive security holder and the Employee discloses such ownership in advance to the Company’s Board of Directors, shall not constitute a violation of this paragraph.

5.6 Covenant Not to Solicit. The Employee agrees to not, during the Term and for a period of two (2) years thereafter: (a) directly or indirectly, request or advise any of the customers, distributors or dealers of the Company or any of its subsidiaries to terminate or curtail their business with the Company or any of its subsidiaries, or to patronize another business which is materially competitive with the Company or any of its subsidiaries; or (b) directly or indirectly, on behalf of himself or any other person or entity, request, advise or solicit any employee, consultant or independent contractor of the Company or any of its subsidiaries to leave such employment or position for any reason. For purposes of this Section, “employee, consultant or independent contractor of the Company” shall include former employees, consultants or independent contractors if they were employed with the Company at any time in the six month period preceding Employee’s Termination Date or thereafter.

5.7 Judicial Modification. In the event that any court of law or equity shall consider or hold any aspect of this Section 5 to be unreasonable or otherwise unenforceable, the parties hereto agree that the aspect of this Section so found may be reduced or modified by appropriate order of the court and shall thereafter continue, as so modified, in full force and effect.

5.8 Injunctive Relief. The parties hereto acknowledge that the remedies at law for breach of this Section 5 will be inadequate and that the Company shall be entitled to injunctive relief for violation thereof; provided, however, that nothing herein contained shall be construed as prohibiting the Company from pursuing any other remedies available for such breach or threatened breach, including the recovery of damages from the Employee.

6. Tax Withholding. All payments made and benefits provided by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

7. Survival of Obligations. All obligations of the Company and the Employee that by their nature involve performance, in any particular, after the expiration or termination of this Agreement, or that cannot be ascertained to have been fully performed until after the expiration or termination of this Agreement, will survive the expiration or termination of this Agreement.

8. Termination of Employment.

8.1 Death and Disability. Employee’s employment shall terminate automatically upon Employee’s death during the Term. The Company shall be entitled to terminate Employee’s employment because of Employee’s Disability during the Term. “Disability” means that (i) Employee has been unable, for a period of 180 consecutive business days, to perform Employee’s duties under this Agreement, as a result of physical or mental illness or injury, and (ii) a physician selected and mutually agreed upon by the Company and Employee has determined that it is either not possible to determine when such inability to perform will cease or that it appears probable that such inability will be permanent during the remainder of Employee’s life. A termination of Employee’s employment by the Company for Disability shall be communicated to Employee by written notice, and shall be effective on the 30th calendar day after receipt of such notice by Employee (the “Disability Effective Date”), unless Employee returns to full-time performance of Employee’s duties before the Disability Effective Date.

8.2 Cause. Employee’s employment with the Company may be terminated by the Company with or without Cause. For purposes of this Agreement, “Cause” shall mean: (i) embezzlement, fraud, or other conduct that would constitute a felony (other than traffic-related citations); (ii) willful unauthorized disclosure of confidential information; (iii) gross misconduct or gross neglect in the performance of Employee’s duties; (iv) willful failure to cooperate with a bona fide internal investigation or investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other material reasonably known to be relevant to such an investigation, or the willful inducement of others to fail to cooperate or to destroy or fail to produce documents or other material relevant to such an investigation; or (v) willful and material violation of the Company’s written conduct policies. The Company will give Employee written notice prior to termination of employment pursuant to Sections 8.2 (iii), (iv), or (v), setting forth the nature of any alleged failure, breach, or refusal in reasonable detail and the conduct required to cure. Except for a failure, breach, or refusal which, by its nature, cannot reasonably be expected to be cured, Employee shall have 30 business days from the giving of such notice within which to cure any failure, breach, or refusal under Sections 8.2 (iii), (iv) or (v); provided, however, that, if the Company reasonably expects irreparable injury from a delay of 30 business days, the Company may give Employee notice of such shorter period within which to cure as is reasonable under the circumstances.

8.3 Good Reason. Employee’s employment with the Company may be terminated by Employee with or without Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following without Employee’s consent: (i) a material reduction by the Company of Employee’s title, duties, responsibilities or reporting relationship set forth in Section 2(a); (ii) a reduction by the Company of Employee’s Annual Base Salary; (iii) any other material breach of this Agreement by the Company. A termination of Employee’s employment by Employee shall not be deemed to be for Good Reason unless (x) Employee gives notice to the Company of the existence of the event or condition constituting Good Reason within 15 calendar days after such event or condition initially occurs or exists, and (y) the Company fails to cure such event or condition within 30 calendar days after receiving such notice. Additionally, should the Company fail to reasonably cure such event or condition, Employee must terminate his employment within 45 calendar days after the initial occurrence of the event or condition constituting Good Reason for such termination to be “Good Reason” hereunder.

8.4 Notice of Termination. Any termination by the Company for Cause, or by Employee for Good Reason, shall be communicated by Notice of Termination to the other party in accordance with Section 10.

8.5 Resignation from All Positions. Notwithstanding any other provision of this Agreement, upon the termination of Employee’s employment for any reason, unless otherwise requested by the Board, Employee shall immediately resign from all positions that he holds or has ever held with the Company and its affiliates, including his position on the Board and on the boards of directors of the Company’s affiliates. Employee hereby agrees to execute any and all documentation to effectuate such resignations upon request by the Company, but he shall be treated for all purposes as having so resigned upon the termination of his employment, regardless of when or whether he executes any such documentation.

8.6 Severance Payments.

8.6.1 Any Termination of Employment. If, during the Term, Employee’s employment with the Company and its affiliates shall terminate for any reason, then the Company shall pay, or cause to be paid, to Employee: (a) the sum of the portion of Employee’s Annual Base Salary earned through the date of termination, to the extent not previously paid; and (b) required to be paid or provided or which Employee is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company (the “Accrued Benefits”). The Accrued Benefits shall be paid to Employee, in the case of accrued salary, within 30 calendar days after the date of termination, or all other cases, in accordance with the terms and normal procedures of each such plan, program, policy or practice or contract or agreement, based on accrued and vested benefits through the date of termination.

8.6.2 Good Reason, Other than for Cause; Expiration of Term. If, during the Term, the Company shall terminate Employee’s employment other than for Disability or Cause, the Company gives notice of nonrenewal pursuant to Section 3.4, or if Employee shall terminate employment for Good Reason, then, in return for a signed and not revoked Release per Section 8.7 hereof, (a) the Company shall pay to Employee a total of six (6) months of Employee’s Annual Base Salary, minus withholdings, (b) a gross amount equal to six (6) months of the cost of Employee’s monthly health insurance premium for Employee and Employee’s eligible dependents (if any) conditioned on Employee electing to continue health insurance coverage through COBRA, and (c) the portions of any Stock Award or Option Award defined in Exhibit A that are due to vest during six (6) months following the date of Termination shall vest on the respective vesting dates.

8.6.3 Cause; Other than for Good Reason. If, during the Term, Employee’s employment is terminated by the Company for Cause, or if Employee voluntarily terminates his employment without Good Reason, then the Company shall pay or provide to Employee the Accrued Benefits, and no further amounts shall be payable to Employee under this Section 8.6 after the date of termination.

8.7 Release. Notwithstanding anything contained herein to the contrary, the Company shall not be obligated to make any payment or provide any benefit under Section 8.6 hereof unless: (a) Employee or Employee’s legal representative first executes within 21 calendar days after the date of termination a full release of claims agreement (the “Release”); (b) Employee does not revoke the Release, and (c) the Release becomes effective and irrevocable in accordance with its terms.

8.8 Full Settlement. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company or any of its affiliates may have against Employee or others.

9. Miscellaneous. The following miscellaneous sections shall apply to this Agreement:

9.1 Modifications and Waivers. No provision of this Agreement may be modified, waived or discharged unless that modification, waiver or discharge is agreed to in writing by the Employee and the Company. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by that other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the time, or at any prior or subsequent time.

9.2 Construction of Agreement. This Agreement supersedes any oral or written agreements between the Employee and the Company and any oral representations by the Company to the Employee with respect to the subject matter of this Agreement.

9.3 Governing Law. The validity, interpretation, construction, and performance of this Agreement will be governed by the laws of the State of Florida.

9.4 Severability. If any one or more of the provisions of this Agreement, or any word, phrase, clause, sentence or other portion of a provision is deemed illegal or unenforceable for any reason, that provision or portion will be modified or deleted in such a manner as to make this Agreement as modified legal and enforceable to the fullest extent permitted under applicable laws. The validity and enforceability of the remaining provisions or portions will remain in full force and effect.

9.5 Counterparts. This Agreement may be executed in two or more counterparts, by electronic or similar means, each of which will take effect as an original and all of which will evidence one and the same agreement.

9.6 Successors and Assigns. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, beneficiaries, personal representatives, successors and assigns.

9.7 Notices. Any notice, request or other communication required to be given pursuant to the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered in person, on the next business day after being delivered to a nationally-recognized overnight courier service (for such next-day delivery) or five (5) days after being deposited in the United States mail, certified or registered, postage prepaid, return receipt requested and addressed to the other party at the respective addressees set forth below or to the other addresses of either party may have furnished to the other in writing in accordance with this Section 9.7, except that notice of change of address will be effective only upon receipt.

If to Company:	SKYX Platforms Corp.
2855 W. McNab Road Pompano Beach, FL 33069 ATTN: General Counsel Email: legal@skyiot.com

If to Employee:	At the address for the Employee most recently on file with the Company.

9.8 Entire Agreement. This Agreement contains the entire agreement of the parties. All prior arrangements or understandings, whether written or oral, are merged herein. This Agreement may not be changed orally, but only by an agreement in writing, signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Start Date.

EMPLOYEE:

By:	/s/ Leonard J. Sokolow
Name:	Leonard J. Sokolow
Date:	9/12/2023

Start Date:	September 12, 2023
Job Title:	Co-Chief Executive Officer

SKYX PLATFORMS CORP.

By:	/s/ Rani Kohen
Name:	Rani Kohen
Title:	Executive Director
Date:	9/12/2023

EXHIBIT A

Compensation

The Employee shall receive the following Compensation in exchange for the Services:

Base Salary

For all of the services to be rendered by the Employee under this Agreement, the Company shall pay the Employee a base annual salary equal to $160,000 (the “Base Salary”).

The compensation paid hereunder to the Employee shall be paid in accordance with the normal payroll practices of the Company and shall be subject to the customary withholding taxes and other employment taxes as required with respect to compensation paid by a corporation to an employee. The Base Salary will be subject to annual review and adjustment by the Compensation Committee of the Company’s Board of Directors based upon the Employee’s performance.

Bonus and Incentive Compensation

Employee shall be paid a minimum bonus every 6 months during the term of this Agreement equal to $40,000 in cash or stock in the Employee’s sole discretion.

In addition, the Employee will be eligible to receive a bonus, payable through equity in the Company and/or cash, as determined by the Compensation Committee of the Company’s Board of Directors. The bonus will be subject to the achievement of performance metrics and other criteria as determined by the Executive Chairman and approved by the Compensation Committee of the Company’s Board of Directors.

The Company and Employee may mutually agree on an annual structure (in addition to the minimum bonus described above) based on investor relations, capital market activities, strategic initiatives, joint ventures, revenue growth, EBITDA growth, and/or global licensing, and this might include additional factors. The bonus payments could be a combination of stock, stock options, and cash.

Stock and Stock Options

The Company shall grant to the Employee: (a) a restricted stock award consisting of 450,000 shares of common stock of the Company (the “Stock Award”), and (b) five-year stock options to purchase up to 450,000 shares of restricted common stock of the Company (the “Option Award”), each vesting as follows:

1.	On the Grant Date (defined below), 120,000 shares of the Stock Award shall vest, and options to purchase up to 120,000 shares under the Option Award shall vest.

2.	6 months from Start Date, 50,000 shares of the Stock Award shall vest, and options to purchase up to 50,000 shares under the Option Award shall vest.

3.	12 months from Start Date, 50,000 shares of the Stock Award shall vest, and options to purchase up to 50,000 shares under the Option Award shall vest.

4.	18 months from Start Date, 50,000 shares of the Stock Award shall vest, and options to purchase up to 50,000 shares under the Option Award shall vest.

5.	24 months from Start Date, 50,000 shares of the Stock Award shall vest, and options to purchase up to 50,000 shares under the Option Award shall vest.

6.	30 months from Start Date, 50,000 shares of the Stock Award shall vest, and options to purchase up to 50,000 shares under the Option Award shall vest.

7.	36 months from Start Date, 50,000 shares of the Stock Award shall vest, and options to purchase up to 50,000 shares under the Option Award shall vest.

8.	42 months from Start Date, 30,000 shares of the Stock Award shall vest, and options to purchase up to 30,000 shares under the Option Award shall vest.

All Stock Awards and Option Awards granted to Employee hereunder shall be issued pursuant to the Company’s 2021 Stock Incentive Plan (the “Plan”), and any terms contained in any stock award or stock option agreement further executed by the parties.

The Stock Awards and Option Awards shall not be deemed granted until the date of approval by the Compensation Committee of the Company’s Board of Directors in accordance with the Plan and applicable law (the “Grant Date”). The exercise price of the Option Award shall be the Fair Market Value (as defined in the Plan) of shares of common stock of the Company on the Grant Date.

Any portion of a Stock Award or Option Award that has not vested as of the date Employee ceases to be an employee of the Company shall be forfeited and terminated automatically, subject to Section 8.6.2 of the Agreement.

The Company’s Compensation Committee may, in its sole discretion and in accordance with the Plan or any applicable Company plan then in effect, elect to compensate Employee with additional option or restricted stock awards, only as further set forth in a stock award or stock option agreement issued by the Company pursuant to the Plan.

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